EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:

For Indevus
Michael W. Rogers	Brooke D. Wagner
Executive Vice President and CFO	Vice President, Corporate Communications
(781) 861-8444	(781) 402-3410

INDEVUS REPORTS ADDITIONAL POSITIVE PHASE III TRIAL DATA FOR NEBIDO®

Company Files Additional Data to the NEBIDO NDA

PDUFA Date Expected to Remain June 27, 2008

LEXINGTON, MA, January 22, 2008 – Indevus Pharmaceuticals, Inc. (NASDAQ: IDEV) today announced additional positive results from its Phase III program for NEBIDO (testosterone undecanoate), a long-acting injectable testosterone therapy under development for the treatment of male hypogonadism. The trial data announced today has been filed with the U.S. Food and Drug Administration (FDA) as an addition to data contained in the Company’s existing New Drug Application (NDA) that was originally filed on August 28, 2007. Based on recent conversations with the FDA, the Company anticipates that the FDA Prescription Drug User Fee Act (PDUFA) target action date for NEBIDO will remain June 27, 2008.

The dosing regimen for NEBIDO submitted in the original NDA was 1000 mg given every 12 weeks, and as announced previously, achieved all of the primary endpoints according to the FDA criteria for approvability. The Company has been exploring additional dosage regimens to determine if it is possible to achieve a more rapid onset of steady state testosterone pharmacokinetics and still satisfy each of the FDA pre-specified criteria for approvability. This recently completed Phase III trial, announced today, studied a new treatment regimen in which hypogonadal men were given an initial injection of 750 mg of NEBIDO, followed 4-weeks later by an additional 750 mg loading injection and then 750 mg injections every 10-weeks thereafter.

The data from this recently completed Phase III trial demonstrated a highly effective treatment regimen. In the trial, NEBIDO demonstrated a rapid achievement of steady state testosterone levels, minimal excursions outside of the normal range, and an extremely high percentage of patients maintaining a eugonadal (normal) testosterone range. NEBIDO met its primary endpoints, a responder analysis based on average testosterone concentrations during the steady state dosing interval and an outlier analysis based on the maximum testosterone concentrations during the steady state dosing interval. As with the original dosing regimen, treatment with NEBIDO was well tolerated with this new dosing regimen.

“As we have previously stated, we have been evaluating dosing regimens that we believe optimize the replacement of testosterone in men with hypogonadism. I am extremely pleased that the dosing regimen evaluated in this study accomplishes this objective,” stated Glenn L. Cooper, M.D., chairman and chief executive officer of Indevus. “The results of our trial demonstrate a rapid achievement of steady-state testosterone levels, the maintenance of levels within the eugonadal range, and reductions in excursions above the normal range. Steady state testosterone pharmacokinetics were achieved within just weeks under the new regimen, whereas the 1000 mg regimen, while successfully achieving all primary objectives, reached steady state pharmacokinetics after several months of treatment.”

Dr. Cooper continued, “We intend to ask for approval of this new 750 mg regimen, rather than the 1000 mg regimen, as we believe this new regimen distinguishes itself by providing physicians with the optimal long-term dosing solution for treating their male patients with hypogonadism. Importantly, we are extremely pleased with the feedback we recently received from the FDA that the PDUFA target action date was likely to remain unchanged.”

Study Design

The most recent Phase III pharmacokinetic trial was an open-label (unblinded) study that evaluated treatment with an initial 750 mg of NEBIDO given via intramuscular injection, followed 4-weeks later by an additional 750 mg loading injection and then 750 mg every 10 weeks thereafter. Patients eligible for pharmacokinetic assessment were males with a diagnosis of either primary or secondary hypogonadism, a body weight >65 kg, and at least 18 years of age.

The primary endpoints included a responder analysis (based on guidelines provided from the FDA for average testosterone concentrations over the steady state dosing interval) and an outlier analysis (based on the maximum testosterone concentrations during the steady state dosing interval). Specifically, a responder was defined (per FDA approvability criteria) as a patient who, during steady state, had an average concentration of serum total testosterone (Cavg) within the normal range (300 to 1000 ng/dL). The primary response endpoint was met if at least 75% of patients achieved a Cavg within this normal range. FDA also provided guidelines related to maximum testosterone (Cmax) levels, including thresholds that no patient should exceed a testosterone concentration of 2500 ng/dL, no more than 5% of patients should exceed a concentration of 1800 ng/dL, and no more than 15% of patients should exceed a concentration of 1500 ng/dL.

In addition, secondary outcomes included measurements evaluating the general health and well-being of the patients by physical examinations, clinical laboratory measurements, questionnaires, and other assessments.

Study Findings

The trial enrolled a total of 130 male hypogonadal patients, with 117 (90%) patients completing their data collection for the assessment of the primary endpoints. Of these 117 patients, 94% had a Cavg within the normal range. None of these patients exceeded a testosterone level of either 2500 ng/dL or 1800 ng/dL, and only nine of 117 (7.7%) patients had a peak level exceeding 1500 ng/dL. For those few patients exceeding the 1500 ng/dL threshold, the duration of time above the threshold was brief. Patients also demonstrated improvements from baseline in the key secondary clinical outcome variables.

NEBIDO was well-tolerated as indicated by the analysis of the safety measurements collected and the persistence with study treatment. Further, the spectrum of adverse events reported were comparable to other injectable hypogonadism treatments reported in the literature. There were no significant adverse changes in laboratory parameters with NEBIDO treatment.

About NEBIDO

NEBIDO® is a long-acting depot preparation of testosterone undecanoate under development for the treatment of male hypogonadism. NEBIDO is expected to be the first long-acting testosterone preparation available in the U.S. in the growing market for testosterone replacement therapies. Indevus acquired U.S. rights to NEBIDO from Bayer Schering Pharma AG, Germany in July 2005.

About Hypogonadism

Male hypogonadism is an increasingly recognized medical condition characterized by a reduced or absent secretion of testosterone from the testes. Reduced testosterone levels can lead to health problems and significantly impair quality of life. Common effects of hypogonadism include decreased sexual desire, erectile dysfunction, fatigue, muscle loss and weakness, depression, as well as an increased risk of osteoporosis. Today, there are an estimated four to five million men in the U.S. who suffer from hypogonadism. Of this group, less than ten percent are currently receiving treatment with testosterone replacement therapy.

About Indevus

Indevus Pharmaceuticals, Inc. is a specialty pharmaceutical company engaged in the acquisition, development and commercialization of products to treat conditions in urology and endocrinology. The Company’s approved products include SANCTURA XR™ and SANCTURA® for overactive bladder, VANTAS® for advanced prostate cancer, SUPPRELIN® LA for central precocious puberty, and DELATESTRYL® to treat male hypogonadism. The Indevus development pipeline contains multiple compounds within the Company’s core therapeutic areas in addition to several partnered or partnerable programs. The most advanced compounds in development include, VALSTAR™ for bladder cancer, NEBIDO® for male hypogonadism, PRO 2000 for the prevention of infection by HIV and other sexually-transmitted pathogens, octreotide for acromegaly, and pagoclone for stuttering.

Forward Looking Statements

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties are set forth in the Company’s filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under “Risk Factors” and elsewhere, and include, but are not limited to: dependence on the success of SANCTURA, SANCTURA XR, NEBIDO, VANTAS and SUPPRELIN LA; effectiveness of our sales force; competition and its effect on pricing, spending, third-party relationships and revenues; dependence on third parties for supplies, particularly for histrelin, manufacturing, marketing, and clinical trials; risks associated with being a manufacturer of some of our products; risks associated with contractual agreements, particularly for the manufacture and co-promotion of SANCTURA and SANCTURA XR and the manufacture of NEBIDO, VANTAS, SUPPRELIN LA and VALSTAR; reliance on intellectual property and having limited patents and proprietary rights; dependence on market exclusivity, changes in reimbursement policies and/or rates for SANCTURA, SANCTURA XR, VANTAS, SUPPRELIN LA, DELATESTRYL and any future products; acceptance by the healthcare community of our approved products and product candidates; uncertainties relating to clinical trials, regulatory approval and commercialization of our products, particularly SANCTURA XR, NEBIDO, and VALSTAR; product liability and insurance uncertainties; risks relating to the Redux-related litigation; need for additional funds and corporate partners, including for the development of our products; history of operating losses and expectation of future losses; uncertainties relating to controls over financial reporting; difficulties in managing our growth; valuation of our Common Stock; risks related to repayment of debts; risks related to increased leverage; general worldwide economic conditions and related uncertainties; and other risks. Indevus undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.